CME Group Subsidiaries*

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Board of Trade of the City of Chicago, Inc.	Delaware
CBOT Market Data Services LLC	Delaware

CBOT Singapore PTE LTD	Singapore

C-B-T Corporation	Delaware

Chicago Mercantile Exchange Inc.	Delaware
Chicago Mercantile Exchange Korea Inc.	Republic of Korea
Chicago Mercantile Exchange Luxembourg Holdings S.à.r.l.	Luxembourg

Chicago Mercantile Exchange Luxembourg S.à.r.l.	Luxembourg
CME Alternative Marketplace Inc.	Delaware

CME BD Services Inc.	Delaware

CME Clearing Europe Limited	United Kingdom

CME FX Marketplace Inc.	Delaware
CME Global Marketplace Inc.	Delaware

CME Group Index Holdings LLC	Delaware

CME Group Index Services Germany GMBH	Germany

CME Group Index Services LLC	Delaware
CME Group Index Services Singapore PTE LTD	Singapore
CME Group Index Services UK Limited	United Kingdom
CME Group Marketing Canada Inc.	Canada
CME Group Strategic Investments LLC	Delaware

CME Marketing Europe Limited	United Kingdom

CME Operations Limited	United Kingdom

CME Swaps Marketplace Ltd.	United Kingdom

CMEG Brazil 1 Participações Ltda.	Brazil
CMEG Brazil Investments 1 LLC	Delaware

CMEG Brazil Investments 2 LLC	Delaware
CMEG Brazil Sistemas Locação de Bens Ltda.	Brazil

CMEG Foundation Services Inc.	Delaware

CMEG MEXICO S. de R.L. de C.V	Mexico
CMEG NYMEX Holdings Inc.	Delaware
CMEG Strategtic Sdn. Bhd.	Malaysia
CMESCC Inc.	Delaware
Commodity Exchange, Inc.	New York

Credit Market Analysis Ltd.	United Kingdom
Credit Market Analysis USA Inc.	Delaware
Elysian Systems Limited	United Kingdom
Financial Data Exchange Ltd.	United Kingdom

GFX Corporation	Illinois
Giotto Empreendimentos e Participações Ltda.	Brazil
New York Mercantile Exchange, Inc.	Delaware
NYMEX Europe Exchange Holdings Ltd.	United Kingdom
QuoteVision Ltd.	United Kingdom
Swapstream Limited	United Kingdom

* Inactive subsidiaries and entities currently in the process of being liquidated have been excluded.